For more information contact:	Analysts - Beth Baum or Denise Merle (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports First Quarter Results

FEDERAL WAY, Wash. (May 1, 2015) - Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings to common shareholders of $90 million, or 17 cents per diluted share, on net sales of $1.7 billion. This compares with net earnings of $183 million, or 31 cents per diluted share, on net sales from continuing operations of $1.7 billion for the same period last year.

Excluding after-tax charges of $9 million for special items, the company reported net earnings of $99 million, or 19 cents per diluted share for the first quarter. This compares with net earnings from continuing operations before special items of $143 million for the same period last year and $145 million for fourth quarter 2014.

"We are pleased with our first quarter performance in Timberlands and Wood Products, as operational excellence efforts resulted in higher earnings compared with the fourth quarter in both businesses despite weaker market conditions,” said Doyle Simons, president and chief executive officer. “Our Cellulose Fibers business was challenged by a strengthening US dollar, West Coast port disruptions, and a slower than expected restart of our largest fluff mill after a scheduled maintenance outage in the quarter. We repurchased over $250 million of common shares in the quarter, and have now completed 65 percent of our authorization. We look forward to an improving spring selling season and continue to expect measured growth in US housing starts.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2014	2015	2014
(millions, except per share data)	4Q	1Q	1Q
Net sales from continuing operations	$1,788	$1,721	$1,736

Net earnings attributable to Weyerhaeuser common shareholders(1)	$166	$90	$183
Weighted average shares outstanding, diluted(2)	529	527	589
Earnings per diluted share	$0.31	$0.17	$0.31
Earnings per diluted share from continuing operations	$0.31	$0.17	$0.29

Net earnings from continuing operations before special items(3)	$145	$99	$143
Earnings per diluted share from continuing operations before special items	$0.27	$0.19	$0.24

Net change in cash and cash equivalents(4)	($40)	($422)	($53)
Cash and cash equivalents at end of period(4)	$1,580	$1,158	$777

(1) First quarter 2014 includes net earnings from discontinued operations of $10 million.
(2) During the third quarter of 2014 Weyerhaeuser retired approximately 59 million shares tendered under the exchange offer associated with the divestiture of Weyerhaeuser Real Estate Company. Through first quarter 2015, Weyerhaeuser repurchased approximately 13 million common shares under the repurchase program announced in third quarter 2014. At the end of the first quarter the company had approximately 519 million common shares outstanding.

(3) Special items for the first quarter 2015 include a charge for impairment on a nonstrategic asset. Special items for the first and fourth quarters of 2014 include gains on a postretirement plan amendment and restructuring charges related to the company’s SG&A cost reduction initiative. First quarter 2014 also includes a gain on a nonstrategic asset sale.

(4) Net change in cash and equivalents, and cash and cash equivalents at the end of the period exclude discontinued operations.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	4Q 2014	1Q 2015	Change
Net sales	$359	$351	($8)
Contribution to pre-tax earnings	$143	$162	$19
1Q 2015 Performance - Cost efficiencies from operational excellence initiatives across the segment more than offset lower Western log realizations. In the South, seasonal decreases in fee harvest volumes were partially offset by seasonally lower silviculture expenses. Earnings from the disposition of nonstrategic timberlands increased by $14 million compared with fourth quarter 2014.

2Q 2015 Outlook - Weyerhaeuser expects lower earnings from the Timberlands segment in the second quarter due to a decrease in realizations for Western logs and lower earnings from the disposition of nonstrategic timberlands.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	4Q 2014	1Q 2015	Change
Net sales	$947	$923	($24)
Contribution to pre-tax earnings	$56	$62	$6
1Q 2015 Performance - Manufacturing costs improved due to operational excellence initiatives across our system, and higher production volumes for engineered wood products. These improvements were partially offset by lower average sales realizations across all product lines.
2Q 2015 Outlook - Weyerhaeuser expects significantly higher earnings from the Wood Products segment in the second quarter. The company anticipates seasonally higher sales volumes across all product lines and average sales realizations for lumber and oriented strand board comparable to the first quarter. The company also expects lower Western log costs and lower per unit manufacturing costs.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	4Q 2014	1Q 2015	Change
Net sales	$482	$447	($35)
Contribution to pre-tax earnings	$87	$33	($54)
1Q 2015 Performance - Average pulp sales realizations and volumes decreased, and costs increased primarily due to a scheduled maintenance outage at our largest fluff mill. While the restart took longer than anticipated, the mill is now running well. The West Coast port disruptions resulted in an extensive production curtailment in our liquid packaging operation and higher transportation and warehousing costs throughout the segment.
2Q 2015 Outlook - Weyerhaeuser expects lower earnings from the Cellulose Fibers segment in the second quarter. The company anticipates lower average pulp sales realizations. Costs will increase due to an extended pulp mill outage for scheduled maintenance and installation of energy-related capital improvements.

UNALLOCATED ITEMS
Due to a strengthening U.S. dollar, first quarter 2015 earnings include a $29 million pre-tax charge ($0.04 per share after-tax) for noncash foreign exchange losses on debt held by our Canadian entity.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2014, our continuing operations generated $7.4 billion in sales and employed approximately 12,800 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on May 1 to discuss first quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on May 1.
To join the conference call from within North America, dial 877-296-9413 (access code: 28308831) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 28308831). Replays will be available for one week at 855-859-2056 (access code: 28308831) from within North America and at 404-537-3406 (access code: 28308831) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and various assumptions that are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words.

This release contains forward-looking statements regarding the company's expectations during the second quarter of 2015, including with respect to: earnings; log realizations and dispositions of non-strategic timberlands in Timberlands; sales volumes across Wood Products product lines, log and manufacturing costs and expected realizations for lumber and oriented strand board in Wood Products; and maintenance and capital costs, and realizations for pulp in Cellulose Fibers.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described in the company's filings with the SEC, including the "Risk Factors" section in the company's annual report on Form 10-K for the year ended December 31, 2014.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro, yen and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports and disruptions in shipping and transportation also may affect the company.

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